Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Inflection Point Acquisition Corp. III (the “Company”) on Form S-1 of our report dated November 22, 2024 with respect to our audit of the Company’s financial statements as of September 30, 2024 and for the period from January 31, 2024 (inception) through September 30, 2024, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

November 22, 2024